Exhibit (g)(vii)

State Street Bank and Trust Company

1776 Heritage Drive

North Quincy, MA 02171

Re: Western Asset Absolute Return Portfolio

Ladies and Gentlemen:

This is to advise you that Western Asset Funds, Inc. (the “Fund”) has established a new series of shares to be known as Western Asset Absolute Return Portfolio (the “Portfolio”), to be effective on or about July 3, 2006. In accordance with the Additional Funds provision in Section 12 of the Custodian Contract dated as of December 10, 1990, between the Fund and State Street Bank and Trust Company (the “Contract”), the Fund hereby requests that you act as Custodian of the Portfolio under the terms of the Contract. Attached as Annex I is a complete list as of the date hereof of those Portfolios for which State Street Bank and Trust Company will render services as Custodian under the Contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining one copy for your records.

WESTERN ASSET FUNDS, INC.

By:
Name:	Susanne D. Wilson
Title:	Vice President

Agreed to this 30th day of June, 2006

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:

Annex I

Western Asset U.S. Government Money Market Portfolio

Western Asset Money Market Portfolio

Western Asset Intermediate Bond Portfolio

Western Asset Intermediate Plus Bond Portfolio

Western Asset Core Bond Portfolio

Western Asset Core Plus Bond Portfolio

Western Asset Inflation Indexed Plus Bond Portfolio

Western Asset High Yield Portfolio

Western Asset Non-U.S. Opportunity Bond Portfolio

Western Asset Global Strategic Income Portfolio

Western Asset Enhanced Equity Portfolio

Western Asset Limited Duration Bond Portfolio

Western Asset Absolute Return Portfolio